Exhibit 99.1

Teradyne Announces Second Quarter Results

Business Editors

BOSTON—(BUSINESS WIRE)—July 20, 2004—Teradyne, Inc. reported sales of $526.5 million for the second quarter of 2004, and net income of $80.5 million, or $0.39 per share. Net orders for the quarter were $557.9 million.

Teradyne President and CEO Mike Bradley said: “Our second quarter results reflect strong financial performance, in addition to continued new product momentum across a wide range of end markets. In particular, our FLEX™ System-On-a-Chip tester drove four percent growth in overall Semiconductor Test orders from the first quarter. In the third quarter, we are projecting sales of $530 to $560 million, with earnings per share of 39 to 46 cents.”

Conference Call/Webcast

Teradyne will be conducting its conference call tomorrow, July 21, 2004, at 10:00 a.m. E.D.T. The call will be webcast at www.teradyne.com (click on “Investors”). A replay will be available via phone starting at Noon E.D.T. and continuing through August 4, 2004. The replay may be accessed by calling 1-800-642-1687 in the US and Canada, or 706-645-9291 outside the US and Canada, and providing conference code 8405020, or by visiting www.teradyne.com and clicking on “Investors” for a link to the replay.

About Teradyne

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment and interconnection systems. The company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2003, Teradyne had sales of $1.4 billion, and currently employs about 6,300 people worldwide. For more information, visit www.teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the US and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries) or their respective owners.

Safe Harbor Statement

This release contains “forward-looking statements” as defined under the Federal Securities Laws, which are based on the assumptions and expectations of Teradyne’s management at the time such statements are made. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Teradyne’s actual results to differ materially from those projected in the forward-looking statements. These forward-looking statements include statements regarding our revenue, earnings, profit and loss expectations, order growth, future business strategies and market opportunities, improvements in our business, demand for our products, product development, and general economic outlook. Among the risk factors are: adverse changes in general economic or market conditions, including market demand for electronics; war or the threat of terrorist attacks; reductions or delays in capital investment; technological and market changes; disruptions or delays in Teradyne’s supply chain; Teradyne’s ability to protect its intellectual property; the historically cyclical nature of the markets that Teradyne serves; new product development introductions and transitions and any delays; uncertainty of customer acceptance of new product offerings including the timing, price and mix of new product acceptance; decisions by customers to cancel or defer orders that previously had been accepted; competitive pressures including pricing and gross margin pressures; the effectiveness of our implementation of cost cutting and expense control measures, including facility consolidations, employee reductions, the centralization of certain shared services, seeking lower prices from suppliers and the outsourcing of selected manufacturing and engineering activities; insufficient, excess or obsolete inventory; disruptions, delays and shortages in raw material and component availability, internal and external manufacturing capability, and raw material and component quality; the impact of and our ability to manage the effects of past or future acquisitions or divestitures; the class action securities litigation brought against Teradyne and any other material litigation against Teradyne; the increase in our debt service obligations and debt to capital ratio resulting from our issuance of $400 million aggregate principal amount of senior convertible notes in 2001; the availability of additional financing; Teradyne’s obligations in the event of a change of control; the impact of being required to account for stock options as an expense; the ability to attract and retain key employees; the risks of potential environmental liability; the risks of operating internationally which include political and economic instability and unexpected changes in legal and regulatory requirements and in policy changes affecting international markets; and other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission including, but not limited to, Teradyne’s annual report on Form 10-K and quarterly reports on Form 10-Q. Teradyne assumes no obligation to update the information in this press release.

TERADYNE, INC. REPORT FOR SECOND FISCAL QUARTER OF 2004

CONDENSED CONSOLIDATED OPERATING STATEMENTS

(In thousands, except per share amounts)

	Quarter Ended:		Six Months Ended:
	7/4/04	6/29/03	7/4/04	6/29/03
Net Revenues	$526,463	$331,529	$957,066	$666,105
Cost of Revenues	299,835	242,921	554,463	493,391

Gross Profit	226,628	88,608	402,603	172,714

Operating Expenses:
Engineering and Development	66,914	63,804	131,608	132,389
Selling and Administrative	69,991	61,512	136,233	128,914
Restructuring and Other Charges	152	13,378	282	32,864
Gain on Sale of Business	(865)	—	(865)	—

Operating Expenses	136,192	138,694	267,258	294,167

Income/(Loss) From Operations	90,436	(50,086)	135,345	(121,453)
Interest Income	3,470	3,299	7,061	7,478
Interest Expense	(4,895)	(5,402)	(9,527)	(10,813)
Other Income and Expense, Net	426	1,400	1,277	(1,299)

Income/(Loss) Before Income Taxes	89,437	(50,789)	134,156	(126,087)
Income Tax Expense	8,944	1,700	13,416	2,900

Net Income/(Loss)	$80,493	$(52,489)	$120,740	$(128,987)

Income/(Loss) per Common Share - Basic and Diluted:
Net Income/(Loss) per Common Share - Basic	$0.41	$(0.28)	$0.62	$(0.70)

Shares used in calculation of Net Income/(Loss) per Common Share - Basic	194,015	185,465	193,934	185,177

Net Income/(Loss) per Common Share - Diluted	$0.39	$(0.28)	$0.60	$(0.70)

Shares used in calculation of Net Income/(Loss) per Common Share - Diluted	213,486	185,465	214,383	185,177

Gross Orders	$557,944	$313,048	$1,109,401	$616,524

Net Orders	$557,944	$304,646	$1,109,184	$593,622

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	7/4/04	12/31/03
Assets
Cash and Cash Equivalents	$224,335	$228,444
Marketable Securities	104,849	60,974
Accounts Receivable	295,453	229,532
Inventories	283,910	214,934
Other Current Assets	34,603	35,393

	943,150	769,277

Net Property, Plant and Equipment	538,469	544,369
Long-term Marketable Securities	320,203	296,618
Goodwill	116,176	118,203
Intangible and Other Assets	49,834	56,895

	$1,967,832	$1,785,362

Liabilities
Notes Payable - Banks	$7,217	$7,272
Current Portion of Long-term Debt	308	310
Accounts Payable	130,942	74,097
Accrued Employees’ Compensation and Withholdings	87,575	91,244
Deferred Revenue and Customer Advances	34,698	25,391
Other Accrued Liabilities	66,553	75,125
Income Taxes Payable	13,179	7,376

	340,472	280,815

Pension Liability	82,573	93,878
Other Long-term Liabilities	47,977	53,441
Convertible Senior Notes	400,000	400,000
Other Long-term Debt	7,486	7,658

	878,508	835,792

Shareholders’ Equity	1,089,324	949,570

	$1,967,832	$1,785,362

For press releases and other information of interest to investors, please visit Teradyne’s homepage on the World Wide Web at http://www.teradyne.com.

Contact:	Teradyne, Inc.
Tom Newman, 617-422-2425